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Exhibit 99.1

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News Release

For:	Methode Electronics, Inc. 7401 West Wilson Avenue Chicago, IL 60706	Contact:	Joey Iske Director of Investor Relations 708-457-4060 jiske@methode.com

Methode Electronics, Inc. Cancels Special Meeting of Eligible Class A Stockholders

        CHICAGO, July 23, 2003—Methode Electronics, Inc. (Nasdaq: METHA and METHB) announced today that it has cancelled its special meeting of eligible Class A stockholders scheduled to reconvene on July 24, 2003 at 10:00 A.M. This cancellation is a result of the agreement, announced July 21, 2003, between the William J. McGinley Marital Trusts and affiliated family members and the Company.

About Methode Electronics

        Methode Electronics, Inc. is a global manufacturer of component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode's components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode's website http://www.methode.com.

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Methode Electronics, Inc. Cancels Special Meeting of Eligible Class A Stockholders